Filed in the Office of	Business Number E0320092011-3
Barbara K. Cegavske	Filing Number 20222771129
Secretary of State State Of Nevada	Filed On 11/22/2022 8:15:00 AM
	Number of Pages 11

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

The Alkaline Water Company Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. DESIGNATION AND AMOUNT

1.1 The corporation (the "Corporation") is authorized to issue up to100,000,000 shares of preferred stock, with a par value of $0.001 per share (the "Preferred Stock"). 2,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series E Preferred Stock" with the following rights, qualifications, preferences, limitations and terms.

(continued on Schedule A)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ David Guarino

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SCHEDULE A
TO
CERTIFICATE OF DESIGNATION
FOR SERIES E PREFERRED STOCK
OF
THE ALKALINE WATER COMPANY INC.

2. DEFINITIONS

2.1 For the purposes hereof, the following terms will have the following meanings:

(a) "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

(b) "Attribution Parties" will have the meaning set forth in Section 6.6.

(c) "Beneficial Ownership Limitation" will have the meaning set forth in Section 6.6.

(d) "Commission" means the United States Securities and Exchange Commission.

(e) "Common Stock" means the common stock of the Company, par value US$0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

(f) "Common Stock Equivalents" means any securities of the Company or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(g) "Company" means The Alkaline Water Company Inc., a Nevada corporation.

(h) "Conversion Date" will have the meaning set forth in Section 6.4.

(i) "Conversion Price" means US$0.25.

(j) "Dividend Payment Date" will have the meaning set forth in Section 4.1.

(k) "Dividend Share" will have the meaning set forth in Section 4.1.

(l) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(m) "Fundamental Transaction" means (i) any merger or consolidation of the Company with or into another Person (but excluding a merger effected solely for the purpose

of changing the jurisdiction of the incorporation of the Company or changing the name of the Company or liquidating, dissolving or winding-up one or more Subsidiaries), (ii) any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the Company's assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock, or (v) one or more related transactions consummating a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

(n) "Holder" or "Holders" will have the meaning given such term in Section 4.1.

(o) "Market Price" means 100% of the VWAP on the trading day prior to the applicable payment date as published on the NASDAQ official website, provided it is not below the "Minimum Price" (as such term is defined in The NASDAQ Stock Market LLC Rules).

(p) "Notice of Conversion" will have the meaning set forth in Section 6.4.

(q) "Original Issue Date" means the date of the first issuance of any particular shares of the Series E Preferred Stock pursuant to the Subscription Agreement regardless of the number of transfers of any particular shares of Series E Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series E Preferred Stock.

(r) "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(s) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(t) "Stated Value" will have the meaning set forth in Section 3.1.

(u) "Subscription Agreement" means that certain subscription agreement between with the Company and a subscriber pursuant to which particular shares of Series E Preferred Stock are issued.

(v) "Subsidiary" means any subsidiary of the Company and will, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date of the Subscription Agreement.

(w) "Trading Day" means a day on which the principal Trading Market for the Common Stock is open for trading.

(x) "Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQX or the OTCQB (or any successor of any of the foregoing).

(y) "Unit" means a unit of the Company consisting of one share of Common Stock and one-half of one common stock purchase warrant with each whole common stock purchase warrant entitling the holder thereof to acquire one additional share of Common Stock at an exercise price equal of 125% of the Conversion Price for a period of three (3) years following the Conversion Date.

(z) "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the prices for the Common Stock are then reported in the "Pink Sheets" published by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company, the fees and expense of which will be paid by the Company.

3. STATED VALUE

3.1 Each share of Series E Preferred Stock will have a par value of US$0.001 per share and a stated value equal to US$1.00 (the "Stated Value").

4. DIVIDENDS

4.1 Dividends in Common Stock.

The holders of the Series E Preferred Stock (each, a "Holder" and collectively, the "Holders") will be entitled to receive, and the Company shall pay, dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum, payable on each anniversary date of the Original Issue Date of shares of Series E Preferred Stock held by applicable Holders (each such date, a "Dividend Payment Date") in a number of shares of Common Stock (each, a "Dividend Share") per share of the Series E Preferred Stock equal to the quotient obtained by dividing the dollar amount of such dividend payment by the

Market Price applicable to a Dividend Payment Date. Any accrued but unpaid dividends on the Series E Preferred Stock being converted will be paid in Common Stock upon the conversion of the Series E Preferred Stock, calculated based upon the Market Price in accordance with this Section 4.1.

4.2 Dividend Calculations.

Dividends on the Series E Preferred Stock will be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and will accrue daily commencing on the Original Issue Date, and will be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends will cease to accrue with respect to any Series E Preferred Stock converted.

4.3 Other Dividends.

If the Company pays a dividend on its Common Stock while the shares of the Series E Preferred Stock are outstanding, the Holders will be entitled to receive a dividend per share of Series E Preferred Stock equal to the dividend per share of Common Stock. Such dividend will be payable on the same terms and conditions as the payment of the dividend on the Common Stock.

5. VOTING RIGHTS

5.1 Except with respect to a Fundamental Transaction, as required by law, or as required by the articles of incorporation, the Holders and the holders of Common Stock will be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, on the following basis:

(a) holders of Common Stock will have one vote per share of Common Stock held by them; and

(b) holders of Series E Preferred Stock will have one vote per share of Series E Preferred Stock held by them.

5.2 With respect to a Fundamental Transaction, the Holders will be entitled to notice of any stockholders' meeting and to vote as a separate class and will have one vote per share of Series E Preferred Stock by them.

5.3 In the event the Company at any time or from time to time after the Original Issue Date will declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then the number of votes per share of Series E Preferred Stock will be proportionately increased or decreased, as applicable, concurrently with the effectiveness of such stock dividend, stock distribution, subdivision or consolidation.

6. CONVERSION

6.1 Conversion at Option of Company

Each share of Series E Preferred Stock will be convertible, at any time after the date that is twelve months from the Original Issue Date, at the option of the Company, into that number of Units determined by dividing the Stated Value of such share of Series E Preferred Stock by the Conversion Price.

6.2 Conversion at Option of Holder

A Holder may, at its option, at any time and from time to time after January 31, 2023, convert all, but no less than all, of shares of Series E Preferred Stock held by such Holder into that number of Units (subject to the limitations set forth in Section 6.6) determined by dividing the Stated Value of such shares of Series E Preferred Stock by the Conversion Price.

6.3 Automatic Conversion

Each share of Series E Preferred Stock will automatically convert, upon the occurrence of a Fundamental Transaction, into that number of Units determined by dividing the Stated Value of such share of Series E Preferred Stock by the Conversion Price.

6.4 Mechanics of Conversion

Except with respect to the automatic conversion provided in Section 6.3, the Company or the Holders shall effect conversions of shares of Series E Preferred Stock by providing applicable Holder or the Company, as applicable, with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion will specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned by applicable Holder prior to the conversion at issue, the number of shares of Series E Preferred Stock to be owned by applicable Holder subsequent to the conversion at issue and the date on which such conversion is to be effected, which date will be a day not less than five (5) days and not more than 30 days after the date that the Company or applicable Holder receives such Notice of Conversion (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion or the Conversion Date specified in the Notice of Conversion is a day less than five (5) days or more than 30 days after the date that the Company or applicable Holder receives such Notice of Conversion, the Conversion Date will be the date that is the fifth (5th) day after the date that the Company or applicable Holder receives such Notice of Conversion. No ink-original Notice of Conversion will be required, nor will any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion will control in the absence of manifest or mathematical error. To effect conversions of shares of Series E Preferred Stock, a Holder shall deliver the certificate(s) representing shares of Series E Preferred Stock promptly following the Conversion Date at issue but the issuance of the Common Stock on such conversion will not be conditional upon such delivery. Shares of Series E Preferred Stock converted into Common Stock in accordance with the terms hereof will be cancelled and will not be reissued.

6.5 Adjustment

If the Company, at any time while the shares of Series E Preferred Stock are outstanding: (a) subdivides outstanding shares of Common Stock into a larger number of shares of Common Stock, (b) combines (including by way of reverse split) outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (c) issues, by reclassification of Common Stock, any equity securities of the Company, then the Conversion Price will be multiplied by a fraction of which the numerator will be the number of shares of Common Stock outstanding before such event and the denominator will be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 6.5 will become effective after the effective date of such subdivision, combination or re-classification.

6.6 Holder's Conversion Limitation

A Holder shall not have the right to convert any portion of the Series E Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder's Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder's Affiliates (such Persons, the "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and the Attribution Parties will include the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock with respect to which such determination is being made, but will exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted Series E Preferred Stock beneficially owned by the Holder or any of its Affiliates or the Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on exercise or conversion analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or the Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6.6, beneficial ownership will be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 6.6 applies, the determination of whether the Series E Preferred Stock is convertible (in relation to other securities owned by the Holder together with any Affiliates and the Attribution Parties) and of how many shares of Series E Preferred Stock are convertible will be in the sole discretion of the Holder, and the submission of a Notice of Conversion will be deemed to be the Holder's determination of whether the shares of Series E Preferred Stock may be converted (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and how many shares of the Series E Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation and the Company will have no obligation to verify or confirm the accuracy of such determination and will have no liability for conversion of the Series E Preferred Stock that is not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above will be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 6.6, in determining the number of outstanding shares of Common Stock, a Holder

may rely on the number of outstanding shares of Common Stock as reflected in the following: (i) the Company's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock will be determined after giving effect to the exercise or conversion of securities of the Company, including the Series E Preferred Stock, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" will be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder. A Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6.6 applicable to the Holder's Series E Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series E Preferred Stock held by the Holder and the provisions of this Section 6.6 will continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and will only apply to the Holder and no other Holder. The provisions of this Section 6.6 will be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6.6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6.6 will apply to a successor holder of Series E Preferred Stock.

7. REDEMPTION

7.1 The shares of Series E Preferred Stock cannot be redeemed.

8. PROTECTION PROVISIONS

8.1 The Company shall not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designation, but shall at all times in good faith assist in carrying out of all the terms of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

8.2 So long as any shares of Series E Preferred Stock are outstanding, the Company shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent from stockholders holding no less than a majority of the outstanding shares of Series E Preferred Stock):

(a) alter or change the rights, preferences or privileges of the Series E Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series E Preferred Stock;

(c) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

(d) cause or authorize any Subsidiary to engage in any of the foregoing actions.

9. MISCELLANEOUS

9.1 No fractional shares or scrip representing fractional shares will be issued upon the conversion of the Series E Preferred Stock or as Dividend Shares. In lieu of any fractional share to which the Holder would otherwise be entitled to receive upon such conversion or as Dividend Shares, the Company shall issue such number of shares to such Holder rounded down to the nearest whole number of shares of Common Stock.

9.2 The Company shall, at all times when any shares of Series E Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series E Preferred Stock and issue Dividend Shares. If at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all outstanding shares of Series E Preferred Stock or issue Dividend Shares, the Company shall, as soon as reasonably practicable, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

9.3 Upon receipt by the Company of:

(a) evidence of the loss, theft, destruction or mutilation of any certificate(s) for Series E Preferred Stock; and

(b) (i) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Company, or (ii) in the case of mutilation, surrender of the mutilated certificate(s),

the Company shall execute and deliver new certificate(s) for Series E Preferred Stock of like tenor and date.

9.4 Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series E Preferred Stock granted hereunder may be waived as to all shares of Series E Preferred Stock (and the holders thereof) upon the written consent of the Holders holding no less than a majority of the outstanding shares of Series E Preferred Stock, unless a higher percentage is required by

applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series E Preferred Stock will be required.

9.5 Subject to the compliance with applicable securities laws, the shares of Series E Preferred Stock are transferable.

9.6 All notices and other communications hereunder will be in writing and will be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication, including facsimile, electronic mail or other means of electronic communication capable of producing a printed copy. Notices to the Holders will be directed to the address of the Holder set forth on page 2 of the Subscription Agreement and notices to the Company will be directed to it at the address of the Company set forth on page 3 of the Subscription Agreement.

9.7 This Schedule and the shares of Series E Preferred Stock are governed by the laws of the State of Nevada.

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the number of shares of Series E Preferred Stock indicated below into shares of common stock, par value US$0.001 per share (the "Common Stock"), of The Alkaline Water Company Inc., a Nevada corporation (the "Company"), according to the conditions hereof, as of the date written below.

Conversion calculations:

Date to Effect Conversion: ______________________________
____

Number of shares of Series E Preferred Stock owned prior to Conversion: ____________________

Number of shares of Series E Preferred Stock to be Converted: ___
____

Accrued but unpaid dividends to be Converted, if applicable: ____
____

Number of Units to be Issued: ____________________________
____

Number of shares of Series E Preferred Stock to be owned subsequent to Conversion: __________
____
____

Address for Delivery:

____
____
____

[HOLDER] OR [COMPANY]

By:__________________________________

Name:

Title: